EXHIBIT 99.1

Highlighted below are the results of NTN’s 2019 annual shareholder meeting, where the incumbent Board of Directors received only 1/3 shareholder support.  These results are a clear testament to the market’s disappointment with NTN’s lack of sales performance, corporate strategy, execution, and 80% decline in stock price since Jeff Berg became Chairman of the Board 11 years ago.  With that said, NTN no longer has the luxury to continue its slow & steady decline.  It is time for bold, aggressive, and immediate action to reposition the Company forward.

-	The Board of Directors is not carrying out its fiduciary duty to protect shareholders.

-	Non-independent Directors are creating a conflict of interest. - The Board’s compensation committee is disconnected from the reality of NTN’s lack of top-line performance & its continuous loss of client sites.

-	Neither the Board nor management has bought stock in the open market for almost 3 years (with the exception of one Director 2 years ago).

-	2019 shareholder vote results show a clear loss of faith in the Board of Directors.

In light of the aforementioned, it’s time for both non-independent Directors to resign from the Board, and I request that two new Board members be appointed: myself & one additional representative.

NTN - 2019 Results of shareholder votes for BOD members (2,878,096 shares outstanding)
Name	Votes For	Votes For %	Withheld	Non-Votes	Other	Withheld/Non-Votes/Other (%)
Jeff Berg	923,435	32%	441,333	1,346,998	166,330	68%
Ram Krishnan	993,957	35%	370,811	1,346,998	166,330	65%
Steve Mitgang	945,352	33%	419,416	1,346,998	166,330	67%
Richard Simtob	996,177	35%	368,591	1,346,998	166,330	65%
Gregg Thomas	996,177	35%	368,591	1,346,998	166,330	65%
Paul Yanover	977,814	35%	386,954	1,346,998	166,330	65%

Initial Board letter – 1/24/18:  http://www.sec.gov/Archives/edgar/data/748592/000147793218000647/ntn_ex991.htm

Follow up letter – 3/26/18:

http://www.prnewswire.com/news-releases/ntn-buzztime-activist-nyse-amex-ntn-determined-to-bring-about-positive-change-sends-follow-up-letter-to-the-board-of-directors-300619356.html

Sean Gordon

srg4investing@gmail.com